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                                  EXHIBIT 99(A)
                                  -------------

                                  PRESS RELEASE
                                  -------------

                                IMMEDIATE RELEASE
                                -----------------

For more information, contact:

Daniel P. Buettin, Frontstep                         Sharon Sulc,
Frontstep
Vice President and Chief Financial Officer           614-523-7037
614-523-7299
      sharon.sulc@frontstep.com
dan.buettin@frontstep.com



                     FRONTSTEP RECEIVES SHAREHOLDER APPROVAL
                        AND COMPLETES FINANCING AGREEMENT


COLUMBUS, OHIO, July 10, 2002 - Frontstep, Inc. (Nasdaq: FSTP), a leading global provider of business software and services for discrete, to-order manufacturers, today announced it has completed the convertible note financing agreement that was executed and announced on March 8, 2002 as amended and described below.

"This convertible note offering improves our balance sheet and allows us to operate more effectively and execute on our plans in these tough economic times," said Stephen A. Sasser, president and chief executive officer of Frontstep. "As we stated in March when the first step of this financing arrangement was completed, we are very pleased with the financial commitment we received from our principal shareholders."

On March 7, 2002, the Company executed the convertible notes financing agreement under which certain preferred shareholders of the Company, including Fallen Angel Equity Fund and entities affiliated with Morgan Stanley Dean Witter and Co., and two other shareholders and directors of the Company, Lawrence J. Fox and James A. Rutherford, agreed to provide an aggregate of $5.0 million to the Company for working capital needs. The Company received an initial $1.5 million of this financing on March 7th.

The Company received overwhelming shareholder approval of the transaction on June 20, 2002, and completed the transaction on July 9, 2002, including execution of an amendment modifying the timing of the issuance of the remaining $3.5 million in


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convertible notes. The amendment allows the Company to issue the remaining convertible notes, as the Company requires additional funding for its operating needs. As a result, the amendment permits the Company to limit the potential dilution to its current shareholders that would be caused by conversion of any remaining convertible notes in the event that the entire remaining $3.5 million is not needed to meet operating cash requirements. The initial notes for $1.5 million issued in March 2002 became convertible with the July 9, 2002 closing. The initial notes are, and remaining convertible notes if issued will be, due in May 2004 and convertible into common shares of the Company at a conversion price of approximately $2.49 per share.

The Company expects to report its results for the quarter and year ended June 30, 2002 on August 6, 2002 and intends to host a conference call on August 6th at 10:30 a.m. EDT for investors and analysts. The conference call also will be web cast for other interested participants.

ABOUT FRONTSTEP
---------------

Frontstep is a leading global provider of software and services for discrete, to-order manufacturers. With more than 20 years of experience, Frontstep helps manufacturers create and implement solutions - including extended ERP, customer relationship management, and supply chain management - that simplify and streamline business processes and operations. Through these innovative and practical solutions, manufacturers can respond better and faster to customers' demands for quality products and services.

Frontstep, formerly Symix, is headquartered in Columbus, Ohio and has more than 4,400 customer sites and 28 offices worldwide. For more information visit www.frontstep.com.


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Safe Harbor under the Private Securities Litigation Reform Act of 1995: This
press release may contain forward-looking statements that are not historical facts and involve risks and uncertainties that could cause actual results to vary materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's failure or inability to issue the remaining convertible notes when needed and other factors detailed in Frontstep's filings with the Securities and Exchange Commission. We undertake no obligation to revise or update or publicly release the results of any revision or update to these forward-looking statements.

Frontstep is a trademark of Frontstep Solutions Group, Inc. All other trademarks mentioned are the property of their respective owners.




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